UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 26, 2009

TAL INTERNATIONAL GROUP, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	333-126317	20-1796526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Manhattanville Road
Purchase, New York 10577-2135
(Address of Principal Executive Offices, including Zip Code)
Telephone: (914) 251-9000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement
On October 26, 2009, TAL Advantage III, LLC, an indirect wholly owned subsidiary of TAL International Group, Inc., entered into a $75 million asset backed credit facility, which facility may be increased to $100 million under certain circumstances. Funds are available under the facility on a revolving basis until October 25, 2011, after which the notes issued under the facility convert to term notes with a maturity date of October 25, 2015. The term notes amortize on a level basis over the four year period to 60% of the outstanding balance. The interest rate on the notes is LIBOR plus 4.25% during the two-year revolving period. If the facility is not refinanced before the end of the revolving period, then at the end of the revolving period the interest rate will increase. The facility contains customary affirmative and negative covenants, financial covenants, representations and warranties, and events of default, which are subject to various exceptions and qualifications. The proceeds will be used to finance the acquisition of equipment and for other general corporate purposes.
Item 2.03. Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAL International Group, Inc.
Dated: October 28, 2009	By:	/s/ Jeffrey Casucci
		Name:	Jeffrey Casucci
		Title:	Vice President and Treasurer